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Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

September 2, 2004
Harrah's Entertainment, Inc.
Harrah's Operating Company, Inc.
One Harrah's Court
Las Vegas, Nevada 89119

  Re:
  Registration of 5.50% Senior Notes due 2010 and related Guarantee

Ladies and Gentlemen:

        In connection with the registration by Harrah's Operating Company, Inc., a Delaware corporation (the "Company"), of $750,000,000 aggregate principal amount of the Company's 5.50% Senior Notes due 2010 (the "Exchange Notes"), and the registration by Harrah's Entertainment, Inc., a Delaware corporation (the "Guarantor"), of the guarantee of the Exchange Notes (the "Exchange Guarantee"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on September 2, 2004 (the "Registration Statement"), you have requested our opinion set forth below. The Exchange Notes and the Exchange Guarantee are to be issued under an Indenture dated as of June 25, 2004 (the "Indenture"), a copy of which is incorporated by reference as an exhibit to the Registration Statement, among the Company, the Guarantor and U.S. Bank National Association, as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 5.50% Senior Notes due 2010 (the "Private Notes"), and the Exchange Guarantee will be issued in exchange for the guarantee of the Private Notes, each of which were issued on June 25, 2004, on the terms set forth in the Registration Statement and the Letter of Transmittal attached as an exhibit thereto (the "Exchange Offer"). Capitalized terms used herein without definition shall have the meanings given to them in the Indenture.

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantor in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantee, respectively. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

          (1)   The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the Exchange Offer and the Indenture in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (2)   The Exchange Guarantee to be endorsed on the Exchange Notes has been duly authorized by all necessary corporate action of the Guarantor and, when executed and delivered in accordance with the terms of the Exchange Offer and the Indenture (assuming the due execution, issuance and authentication of the Exchange Notes in accordance with the terms of the Indenture and delivery in the manner contemplated by the Registration Statement), will be the legally valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

        The opinions rendered above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.4 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        We do not render any opinion with respect to the applicability to the obligations of the Company and the Guarantor under the Exchange Notes, the Exchange Guarantee and the Indenture, as applicable, of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        To the extent that the obligations of the Company and the Guarantor under the Exchange Notes, Exchange Guarantee and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (vi) the Company and the Guarantor are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

Very truly yours,

/s/  LATHAM & WATKINS LLP

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  Exhibit 5.1